EXHIBIT 23(11)(ii)

Charles W. Lutter, Jr.
Attorney and Counselor at Law
103 Canyon Oaks
San Antonio, Texas 78232-1305
(210) 495-5438
Fax (210) 496-1631

May 12, 2006

Board of Trustees
Memorial Funds
6550 Directors Parkway
Abilene, Texas 79606

Re: Legal Opinion and Consent

Dear Sirs:

You have requested my legal opinion and consent so that Memorial Funds may have a current legal opinion to complete the Trust’s Registration Statement on Form N-14. In this regard, I note that the Trust’s name is to change to Monteagle Funds upon closing of reorganization involving the three series of the Trust (Government Bond Fund, Growth Equity Fund, and Value Equity Fund) and three series of Unified Series Trust (Monteagle Fixed Income Fund, Monteagle Value Fund, and Monteagle Large Cap Growth Fund); and that my legal opinion dated April 12 was included as an exhibit to Post-Effective Amendment No. 25/28 to the Trust’s Registration Statement on Form N-1A which covers the three existing series of the Trust and two new series for combination with the Monteagle equity funds (SEC File Nos. 811-8529 and 333-41461).

I have not become aware of any facts or circumstances that would alter the opinions set forth in the April 12, 2006 letter; and the opinions expressed continue to be my opinion as counsel to Memorial Funds.

I hereby consent to the filing of this consent and my April 12, 2006 opinion of counsel as exhibits to the Trust’s Registration Statement on Form N-14.

Sincerely,

/S/ Charles W. Lutter, Jr.